                                                                     EXHIBIT 2.1



                     AGREEMENT AND PLAN OF REORGANIZATION

                                 by and among

                       PARAMETRIC TECHNOLOGY CORPORATION

                       NORTHSTAR ACQUISITION CORPORATION

                                 AUXILIUM INC.

                                      and

                       THE STOCKHOLDERS OF AUXILIUM INC.



                           Dated as of March 8, 1999

                               TABLE OF CONTENTS

                                                                       PAGE
ARTICLE I        THE MERGER
        1.1   The Merger..............................................   1
        1.2   Effective Time; Closing.................................   1
        1.3   Effect of the Merger....................................   2
        1.4   Articles of Organization; Bylaws........................   2
        1.5   Directors and Officers..................................   2
        1.6   Effect on Capital Stock.................................   2
        1.7   Surrender of Certificates...............................   3
        1.8   No Further Ownership Rights in auxilium Stock...........   4
        1.9   Escrow of Merger Cash...................................   5
        1.10  Restricted Shares.......................................   5
        1.11  Lost, Stolen or Destroyed Certificates..................   5
        1.12  Tax Consequences........................................   5
        1.13  Taking of Necessary Action; Further Action..............   5
ARTICLE II       REPRESENTATIONS AND WARRANTIES OF AUXILIUM
        2.1   Organization of auxilium................................   6
        2.2   auxilium Capital Structure..............................   6
        2.3   Obligations With Respect to Capital Stock...............   7
        2.4   Authority...............................................   7
        2.5   auxilium Financial Statements...........................   8
        2.6   Absence of Certain Changes or Events....................   9
        2.7   Taxes...................................................  10
        2.8   Restrictions on Business Activities.....................  12
        2.9   Title to Properties; Absence of Liens and Encumbrances..  12
        2.10  Intellectual Property...................................  13
        2.11  Compliance; Permits; Restrictions.......................  14
        2.12  Litigation..............................................  14
        2.13  Brokers' and Finders' Fees..............................  15
        2.14  Employee Benefits.......................................  15
        2.15  Employment Matters......................................  15
        2.16  Environmental Matters...................................  16

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                        PAGE
        2.17  Agreements, Contracts and Commitments...................  16
        2.18  Disclosure..............................................  17
ARTICLE III      REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
        3.1   Title to Shares.........................................  18
        3.2   Authority to Execute and Perform Agreements.............  18
        3.3   No Breach...............................................  18
        3.4   Brokerage...............................................  18
        3.5   Investment Representations..............................  18
        3.6   Restrictions on Transfer................................  19
ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF PTC AND MERGER SUB
        4.1   Organization of PTC.....................................  19
        4.2   PTC Capital Structure...................................  20
        4.3   Authority...............................................  20
        4.4   SEC Filings; PTC Financial Statements...................  21
        4.5   Absence of Certain Changes or Events....................  22
        4.6   Litigation..............................................  22
        4.7   Interim Operations of Merger Sub........................  23
ARTICLE V        ADDITIONAL AGREEMENTS
        5.1   Legal Requirements......................................  23
        5.2   auxilium Stock Options and Warrants.....................  23
        5.3   auxilium Employee Plans.................................  24
        5.4   PTC Form S-8............................................  24
        5.5   NMS Listing.............................................  24
        5.6   Registration Rights.....................................  24
        5.7   Fees and Expenses.......................................  24
ARTICLE VI       ADDITIONAL DELIVERIES AT CLOSING
        6.1   Additional Deliveries by PTC and Merger Sub.............  25
        6.2   Additional Deliveries by auxilium.......................  25
        6.3   Stock Restriction Agreements............................  25
ARTICLE VII      INDEMNIFICATION
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                                      -ii-

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                       PAGE
         7.1  Survival................................................  25
         7.2  Obligation of the Stockholders to Indemnify.............  26
         7.3  Obligation of PTC to Indemnify..........................  26
         7.4  Limitations on Indemnification..........................  26
         7.5  Notice and Defense of Claims............................  27
         7.6  Submission to Jurisdiction..............................  28
ARTICLE VIII     GENERAL PROVISIONS
         8.1  Notices.................................................  28
         8.2  Interpretation..........................................  29
         8.3  Counterparts............................................  29
         8.4  Entire Agreement........................................  29
         8.5  Severability............................................  30
         8.6  Other Remedies; Specific Performance....................  30
         8.7  Governing Law...........................................  30
         8.8  Rules of Construction...................................  30
         8.9  Assignment..............................................  30

                        INDEX OF SCHEDULES AND EXHIBITS


Appendix I     Plan of Merger

Schedule 1     auxilium Stockholders and Allocation of Merger Consideration
Schedule 2     Contact information for auxilium Stockholders

auxilium Disclosure Schedules

Exhibit A      Form of Escrow Agreement
Exhibit B      Form of Stock Restriction Agreement
Exhibit C      Form of Registration Rights Agreement
Exhibit D      Substance of Opinion of Palmer & Dodge LLP
Exhibit E      Substance of Opinion of Leonard, Street and Deinard Professional
               Association
Exhibit F      Forms of Non-Disclosure, Non-Competition and Inventions Agreement

                     AGREEMENT AND PLAN OF REORGANIZATION


     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") dated as
                                                     ---------
of March 8, 1999 is by and among Parametric Technology Corporation ("PTC"),
                                                                     ---
a Massachusetts corporation, NorthStar Acquisition Corporation ("Merger Sub"),
                                                                 ----------
a Delaware corporation and a wholly owned subsidiary of PTC, ("auxilium"), a
                                                               --------
Minnesota corporation, and the holders of all the outstanding capital stock of auxilium (collectively, the "Stockholders")
                             ------------


                                   RECITALS

     A. Upon the terms and subject to the conditions of this Agreement and the Plan of Merger attached hereto as Appendix I (the "Plan of Merger") and in
                                  ----------       --------------
accordance with the Delaware General Corporation Law (the "DGCL") and the
                                                           ----
Minnesota Business Corporation Act (the "MBCA"), PTC and auxilium will enter
                                         ----
into a business combination transaction pursuant to which auxilium will merge with and into Merger Sub (the "Merger").
                               ------

     B. PTC, auxilium, Merger Sub and the Stockholders desire to make certain representations and warranties and other agreements in connection with the Merger.

     C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").
                       ----
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

     1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the MBCA and DGCL, auxilium shall be merged with and into Merger Sub, the separate corporate existence of auxilium shall cease and Merger Sub shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation").
               ---------------------

     1.2  EFFECTIVE TIME; CLOSING. The closing of the Merger (the "Closing")
                                                                   -------
shall take place concurrently with the execution hereof (the "Closing Date").
                                                              ------------
At the Closing, the parties shall deliver to each other the various certificates and instruments required under Article VI, as well as the other deliveries to be made at Closing pursuant to this Agreement, and shall execute and deliver the Plan of Merger. As soon as practicable thereafter, the parties shall cause the Merger to be consummated by executing and filing Articles of Merger and a Certificate of


                              Exhibit 2.1--page 1

Merger (collectively, the "Merger Articles") with the Secretaries
                           ---------------
of State of Minnesota and Delaware, respectively, in accordance with the relevant provisions of the MBCA and the DGCL, (the time of the later acceptance of either such filing (or such later time as may be agreed in writing by the parties and specified in the Merger Articles) being the "Effective Time").
                                                         --------------
Unless the context otherwise requires, the term "Agreement" as used herein
                                                 ---------
refers collectively to this Agreement and the Merger Articles.

     1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MBCA and DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of auxilium and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of auxilium and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  CERTIFICATE OF INCORPORATION; BYLAWS.

          (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, except that the name of the Surviving Corporation shall be changed to "auxilium inc." The purposes of the Surviving Corporation shall be the purposes of Merger Sub, as in effect immediately prior to the Effective Time.

          (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to serve until their successors are duly elected or appointed or qualified.

     1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, auxilium or the holders of any of the following securities, the following actions shall occur with respect to the capital stock of auxilium and Merger Sub:

          (a) Conversion of auxilium Stock.  All shares of Common Stock, par
              ----------------------------
value $.001 per share, of auxilium (the "auxilium Common Stock") and all shares
                                         ---------------------
of Series A Convertible Preferred Stock, par value $.001 per share, of auxilium (the "auxilium Preferred Stock" and, together with the auxilium Common Stock,
      ------------------------
the "auxilium Stock"), issued and outstanding immediately before the Effective
     --------------
Time (other than any shares of auxilium Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and automatically converted (subject to Section 1.6(c)) into the right to receive, in the aggregate, the following combination of stock and cash (together, the "Merger Consideration"):
                                              --------------------

                              Exhibit 2.1--page 2

               (i)  2,614,108 shares (the "Merger Shares") of Common Stock, par
                                          -------------
     value $.01 per share, of PTC (the "PTC Common Stock"); and
                                        ----------------

               (ii) cash in the amount of Thirty Nine Million, Three Hundred Seventy Five Thousand Dollars ($39,375,000) (the "Merger Cash");
                                                       -----------

such Merger Consideration to be allocated among the Stockholders as set forth on
Schedule 1, subject to the provisions of Sections 1.9 and 1.10.
-----------

          (b) Stock Options and Warrants.  At the Effective Time all options to
              --------------------------
purchase auxilium Common Stock then outstanding under auxilium's 1997 Stock Option Plan (the "auxilium Stock Plan") and all warrants to purchase auxilium
                  -------------------
Common Stock then outstanding shall be assumed by PTC in accordance with Section
5.2 hereof.

          (c) Fractional Shares.  No fraction of a share of PTC Common Stock
              -----------------
will be issued by virtue of the Merger, but in lieu thereof each holder of shares of auxilium Stock who would otherwise be entitled to a fraction of a share of PTC Common Stock (after aggregating all fractional shares of PTC Common Stock to be received by such holder) shall receive from PTC an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction, multiplied by the closing price per share of PTC Common Stock on the last trading day before the Closing Date, as reported on Nasdaq.

          (d) Capital Stock of Merger Sub.  Each share of Common Stock, par
              ---------------------------
value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to be outstanding following, and shall be unaffected by, the Merger.

     1.7  SURRENDER OF CERTIFICATES.

          (a) Delivery of auxilium Stock.  At the Closing, each Stockholder
              --------------------------
shall surrender and deliver to PTC certificates (the "Certificates")
                                                      ------------
representing all of such holder's ownership of auxilium Stock.

          (b) Delivery of Merger Cash.  At the Closing, subject to Section 1.9,
              -----------------------
PTC shall deliver to the Stockholders the Merger Cash to be allocated among the Stockholders in accordance with Schedule 1 by wire transfer to an account
                                ----------
designated by the Stockholders.

          (c) Delivery of Merger Shares.  As soon as practicable after the
              -------------------------
Effective Time, PTC shall cause its transfer agent to mail to each Stockholder who has delivered his or its Certificate(s) pursuant to Section 1.7(a) (subject to the provisions of Section 1.10) a certificate representing that number of Merger Shares into which such shares of auxilium Stock theretofore held by such Stockholder shall have been converted pursuant to the provisions of this Agreement.

          (d) Effect of Failure to Deliver auxilium Stock.  Until surrendered in
              -------------------------------------------
accordance with the provisions of this Section, each Certificate representing auxilium Stock held by a Stockholder shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only ownership of the number of full shares of PTC Common Stock into which such shares of auxilium Stock shall have been so converted and the right to receive a proportionate

                              Exhibit 2.1--page 3
amount of Merger Cash and any cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(c).

          (e) Distributions With Respect to Unexchanged Shares.  No dividends or
              ------------------------------------------------
other distributions declared or made after the date of this Agreement with respect to PTC Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of PTC Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder thereof certificates representing whole shares of PTC Common Stock issued in exchange therefor, without interest, along with the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of PTC Common Stock, a proportionate amount of Merger Cash and cash in lieu of any fractional shares in accordance with Section 1.6(c).

          (f) Transfers of Ownership.  If any certificate for shares of PTC
              ----------------------
Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed, accompanied by any documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the person requesting such exchange will have paid to PTC or any agent designated by it any applicable transfer taxes required by reason of the issuance of a certificate for shares of PTC Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall provide evidence that any applicable transfer taxes have been paid.

     1.8 NO FURTHER OWNERSHIP RIGHTS IN AUXILIUM STOCK. All Merger Shares issued and Merger Cash paid upon the surrender for exchange of shares of auxilium Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of auxilium Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of auxilium Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 ESCROW OF MERGER CASH. At the Effective Time, PTC shall deposit $4,200,000 (comprising part of the Merger Cash) with an escrow agent reasonably satisfactory to auxilium to be held and disbursed by such agent in accordance with the form of escrow agreement (the "Escrow Agreement") attached hereto as
                                        ----------------
Exhibit A.
---------

     1.10 RESTRICTED SHARES. The number of Merger Shares issued to each of Michael Viola and Robert Williams that are designated as "Restricted Shares" on
                                                          -----------------
Schedule 1 shall be subject to the restrictions set forth in Stock Restriction
----------
Agreements between PTC and each such person in the form attached hereto as

Exhibit B (the "Stock Restriction Agreements").  The Restricted Shares shall be
---------       ----------------------------
deemed outstanding as of the Effective Time, but shall be held in escrow by the Clerk or an Assistant Clerk of PTC, or their designee, in accordance with the provisions of the Stock Restriction Agreements.

                              Exhibit 2.1--page 4

     1.11 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, PTC shall direct its transfer agent to issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of PTC Common Stock, Merger Cash and cash for fractional shares, if any, as may be required pursuant to Section 1.6(c); provided, however, that PTC may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against PTC or the transfer agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.12 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

     1.13 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of auxilium and Merger Sub, the officers and directors of auxilium and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                  ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF AUXILIUM

     auxilium represents and warrants to PTC and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure schedule supplied by auxilium to PTC (the "auxilium Disclosure Schedule"), the section references
                         ----------------------------
of which correspond to the sections and subsections of this Agreement to which they relate, as follows:

     2.1 ORGANIZATION OF AUXILIUM. auxilium is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, has the requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed by auxilium to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have an auxilium Material Adverse Effect (as defined below). auxilium has no Subsidiaries (as defined below). auxilium has delivered or made available a true and correct copy of the Amended and Restated Articles of Incorporation (the "Restated Articles") and Amended and Restated Bylaws ("Restated Bylaws") of
 -----------------                                     ---------------
auxilium each as amended to date, to PTC. The minute books of auxilium made available to PTC are the only minute books of auxilium, and the minutes contain an accurate record of all actions taken in all meetings of directors (or committees thereof) and stockholders or by written consent. The term "auxilium
                                                                      --------
Material Adverse Effect" means, for purposes of this Agreement, any change,
-----------------------
event or effect that is, or that would reasonably be expected to be, materially adverse to the business, assets

                              Exhibit 2.1--page 5

(including intangible assets), financial condition, results of operations or prospects of auxilium or the Surviving Corporation. "Subsidiary" means, with
                                                      ----------
respect to any party,any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or an other Subsidiary of such party is a general partner (partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization are directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     2.2 AUXILIUM CAPITAL STRUCTURE. The authorized capital stock of auxilium consists of 22,600,000 shares of Common Stock, par value $.001 per share, of which 2,100,000 shares are issued and outstanding as of the date hereof, and 2,400,000 shares of Series A Convertible Preferred Stock, par value $.001 per share, all of which are issued and outstanding as of the date hereof. The outstanding shares of auxilium Stock are held of record and, to the knowledge of auxilium, beneficially by the persons and in the amounts set forth on Schedule
                                                                      --------
I.  All outstanding shares of auxilium Stock are duly authorized, validly
-
issued, fully paid and non-assessable and are not subject to preemptive or similar rights created by statute, the Restated Articles or Restated Bylaws of auxilium or any agreement or document to which auxilium is a party or by which it is bound. As of the date hereof, (i) an aggregate of 2,400,000 shares of auxilium Common Stock were reserved for issuance upon conversion of all outstanding shares of auxilium Preferred Stock, (ii) an aggregate of 1,000,000 shares of auxilium Common Stock, net of exercises, were reserved for issuance to employees and non-employee directors pursuant to the auxilium Stock Plan, under which options were outstanding for an aggregate of 881,000 shares and (iii) an aggregate of 30,000 shares of auxilium Common Stock, net of exercises or conversions, were reserved for issuance under all outstanding warrants to purchase shares of auxilium Common Stock. All shares of auxilium Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

     2.3 OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. The auxilium Disclosure Schedule lists, as of the date hereof, (i) each outstanding option to acquire shares of auxilium Common Stock under the auxilium Stock Plan and each outstanding warrant, the name of the holder of such option and warrant, the number of shares subject to such option and warrant, the exercise or conversion price of such option and warrant, the number of shares as to which such option or warrant will have vested at such date and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicates the extent of acceleration, if any. Except for the shares described in Section 2.2 and the options and warrants described in this Section 2.3, there are no equity securities of any class of auxilium, or any securities exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding, there are no calls, rights (including preemptive rights), commitments or agreements of any character to which auxilium is a party or by which it is bound obligating auxilium to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of auxilium or obligating auxilium to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity

                              Exhibit 2.1--page 6
 security, call, right, commitment agreement. There are no registration rights and,to the knowledge of auxilium, there are no voting trusts,proxies or other agreements or understandings, with respect to any equity security of any class of auxilium.


     2.4  AUTHORITY.

          (a) auxilium has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Board of Directors and stockholders of auxilium. This Agreement has been duly executed and delivered by auxilium and, assuming the due authorization, execution and delivery by PTC and Merger Sub, this Agreement constitutes the valid and binding obligation of auxilium, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. The execution and delivery of this Agreement by auxilium does not, and the performance of this Agreement by auxilium will not, (i) conflict with or violate the Restated Articles or Restated Bylaws of auxilium,
(ii) subject to compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to auxilium or by which any of its properties is bound, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of auxilium or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of auxilium pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which auxilium is a party or by which auxilium or its properties are bound or affected, except, with respect to clauses (ii) and
(iii), for any such conflicts, violations, defaults or other occurrences that would not, individually or in the aggregate, have an auxilium Material Adverse Effect. The auxilium Disclosure Schedule lists all consents, waivers and approvals under any of auxilium's agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, all of which have been obtained except for any the absence of which, individually or in the aggregate, would not have an auxilium Material Adverse Effect.

          (b) Each consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental or regulatory body or authority or instrumentality ("Governmental Entity") required by or with respect to auxilium
                  -------------------
in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby has been obtained, except for (i) the filing of the Merger Articles with the Secretaries of State of Minnesota and Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (iii) such other consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not, individually or in the aggregate, have an auxilium Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Merger.

                              Exibit 2.1--page 7

     2.5 AUXILIUM FINANCIAL STATEMENTS. auxilium has previously delivered to PTC the audited financial statements of auxilium for the years ended December 31, 1997 and 1998, and for all prior periods since inception (including the footnotes thereto) (collectively, the "auxilium Financial Statements"),
                                       -----------------------------
including the audited balance sheet of auxilium as of December 31, 1998 (the date of such balance sheet (the "auxilium Balance Sheet") being referred to
                                 ----------------------
herein as the "Balance Sheet Date") and the statements of operations and cash
               ------------------
flows for the fiscal year ended December 31, 1998. The auxilium Financial Statements have been prepared from, and are in accordance with, the books and records of auxilium and present fairly the financial position and the results of operations of auxilium as of the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles ("GAAP")
                                                                   ----
consistently applied throughout the periods involved except as otherwise stated therein. auxilium has no liabilities (absolute, accrued, contingent or otherwise), whether or not of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, that are, individually or in the aggregate, material to the business, results of operations or financial condition of auxilium, except liabilities (i) provided for in the auxilium Balance Sheet, (ii) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated hereby.

     2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance Sheet Date, there has not occurred any auxilium Material Adverse Effect and there has not been, occurred or arisen any:

          (a) amendments or changes to the Restated Articles or Restated Bylaws of auxilium;

          (b) individual capital expenditure or commitment, or series of related capital expenditure or commitments, by auxilium exceeding $50,000;

          (c) destruction of, damage to or loss of any assets material to the business of auxilium (whether or not covered by insurance);

          (d) material adverse change in a material customer relationship, including without limitation any cancellation or termination or notice of cancellation or termination by any material customer of its relationship or a material portion of its relationship with auxilium or any material decrease or planned decrease in the usage or purchase of the products or services of auxilium by any such customer from that reasonably expected by auxilium at the date of this Agreement;

          (e) labor trouble or claim of wrongful discharge (except for such claims as would not reasonably be expected to result in potential damages greater than $50,000) or other unlawful labor practice or action that would have an auxilium Material Adverse Effect;

          (f) material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by auxilium;

          (g) material revaluation by auxilium of any of its assets;

                              Exhibit 2.1--page 8

          (h) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of auxilium, or any direct or indirect redemption, purchase or other acquisition by auxilium of any of its capital stock;

          (i) increase in the salary or other compensation payable or to become payable to any of its (i) officers or directors or (ii) employees or advisors receiving, after such increase, annualized compensation in excess of $50,000 per year, declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person or grant or amendment of any stock option or other agreement pertaining to any such person;

          (j) sale, lease, license or other disposition of any material amount of the assets or properties of auxilium;

          (k) amendment or termination of any material contract, agreement or license to which auxilium is a party or by which it is bound, except for amendments or terminations described in Section 2.6(d);

          (l) loan by auxilium to any person or entity, incurring by auxilium of any indebtedness (except for indebtedness in amounts described in Section 2.17(a)(iv) of the auxilium Disclosure Schedule incurred under existing credit lines or arrangements set forth in Section 2.17(a)(iv) of the auxilium Disclosure Schedule), guaranteeing by auxilium of any indebtedness, issuance or sale of any debt securities of auxilium or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses and endorsing of checks payable to auxilium in the ordinary course of business, consistent with past practices;

          (m) waiver or release of any material right or claim of auxilium, including any write-off or other compromise of any account receivable of auxilium other than in the ordinary course of business and consistent with past practices;

          (n) change in pricing or royalties set or charged by auxilium to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property (as defined herein) to auxilium other than in the ordinary course of business and consistent with past practices;

          (o) other transaction by auxilium except in the ordinary course of business as conducted on the date of the Balance Sheet and consistent with past practices; or

          (p) commitment, understanding or agreement by auxilium or any officer or employee thereof to do any of the things described in the preceding clauses
(a) through (o) (other than this Agreement).

     2.7  TAXES.

          (a) Definition of Taxes.  For the purposes of this Agreement, "Tax"
              -------------------                                        ---
or, collectively, "Taxes", means any and all federal, state, local and foreign
                   -----
taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of a tax including

                              Exhibit 2.1--page 9
taxes based upon or measured by gross receipts, income, profits, sales, use and occupation,and value added, ad valorem, transfer, franchise, withholding, payroll,recapture, employment,excise and property taxes, together with all interest,penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)  Tax Returns and Audits.
               ----------------------

               (i) auxilium has prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or
              ---------
     attributable to auxilium or its operations and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law or, with respect to any Taxes payable, an adequate reserve has been established on the auxilium Balance Sheet.

               (ii) auxilium (A) has paid or accrued all Taxes set forth on its Returns, and (B) has withheld and paid (or will pay at the time required) with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

               (iii) auxilium is not delinquent in any material respect in the payment of any Tax nor is there any material Tax deficiency outstanding, proposed or assessed against auxilium, nor has auxilium executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (iv) No audit or other examination of any Return of auxilium is currently in progress, nor has auxilium been notified of any request for such an audit or other examination.

               (v) auxilium did not have, as of December 31, 1998, any liabilities, whether asserted or unasserted, contingent or otherwise, for unpaid federal, state, local and foreign Taxes that have not been accrued or reserved against in accordance with GAAP on the auxilium Balance Sheet, and auxilium has not incurred any such liabilities since such date except in the ordinary course of business and consistent with past practices.

               (vi) auxilium has made available to PTC copies of all federal and state income and all state sales and use Returns for all periods since inception of auxilium.

               (vii) There are (and as of immediately following the Effective Date there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") of a material nature on the
                                         -----
     assets of auxilium relating to or attributable to Taxes, except for Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings. auxilium has not received written or oral notice of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on the assets of auxilium.

                             Exhibit 2.1--page 10

               (viii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of auxilium that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or the limitations in Sections 162 of the Code.

               (ix)    auxilium has not filed any consent agreement under
     Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by auxilium.

               (x) auxilium has not agreed to, or is required to, make any adjustments under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

     2.8 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which auxilium is a party or, to the knowledge of auxilium, otherwise binding upon auxilium, that has or reasonably could be expected to have the effect of prohibiting or impairing in a material way any business practice of auxilium, any acquisition of property (tangible or intangible) by auxilium or the conduct of business by auxilium. Without limiting the foregoing, auxilium has not entered into any agreement under which auxilium is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market, and auxilium has not granted any exclusive rights with respect to any of its products to any other person.

     2.9  TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

          (a) auxilium does not own any real property. Section 2.9(a) of the auxilium Disclosure Schedule lists all real property leases to which auxilium is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim in an amount greater than $50,000.

          (b) auxilium has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, and such properties and assets, as well as all other properties and assets of auxilium, whether tangible or intangible, are free and clear of any Liens, except as reflected in auxilium Financials or in Schedule 2.9(b) of the auxilium Disclosure Schedule and except for Liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.10 INTELLECTUAL PROPERTY.

          (a) auxilium owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any

                             Exhibit 2.1--page 11
applications therefor, schematics, technology, know-how,computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are (i) required or reasonably necessary for the conduct of business of auxilium as currently conducted (ii) under development for such business, in either case the absence of which, individually or in the aggregate, would have an auxilium Material Adverse Effect (collectively, the "auxilium Intellectual Property").
                                   ------------------------------

          (b) The auxilium Disclosure Schedule sets forth a list of all federal, state and foreign patents, registered copyrights, registered trademarks, and any applications therefor included in the auxilium Intellectual Property, and specifies, where applicable, the jurisdictions in which each such item of auxilium Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and the names of all registered owners. The auxilium Disclosure Schedule sets forth a list of all material licenses, sublicenses and other agreements to which auxilium is a party and pursuant to which auxilium or any other person is authorized to use or license the use of any (i) auxilium Intellectual Property or trade secret of auxilium and (ii) third party patents, copyrights, trademarks, and applications for registration thereof, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are, are incorporated in, or form a part of any auxilium Intellectual Property. The execution and delivery of this Agreement by auxilium, and the consummation of the transactions contemplated hereby, will not cause auxilium to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth in the auxilium Disclosure Schedule, auxilium (i) is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Liens), the auxilium Intellectual Property, or (ii) is a licensee of the auxilium Intellectual Property under valid and binding license agreements listed in the auxilium Disclosure Schedule.

          (c) No claims with respect to auxilium Intellectual Property have been asserted in writing or are, to auxilium's knowledge, threatened by any person,
(i) to the effect that the manufacture, sale, licensing or use of any of the products of auxilium infringes on any copyright, patent, trademark, service mark, trade secret or other proprietary right of any third party, (ii) against the use by auxilium of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in auxilium's business as currently conducted or under development for use in such business, or (iii) challenging the ownership by auxilium, or the validity or effectiveness, of any of the auxilium Intellectual Property. All registered copyrights held by auxilium that are material to the business of auxilium are valid and subsisting. To auxilium's knowledge, auxilium has not infringed, and the business of auxilium does not infringe, any copyright, patent, trade secret or other proprietary right of any third party. To auxilium's knowledge, there is no material unauthorized use, infringement or misappropriation of any of auxilium Intellectual Property by any third party, including any employee or former employee of auxilium. No auxilium Intellectual Property or product of auxilium is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the licensing thereof by auxilium. All persons who are now, or since auxilium's inception have been, employees, consultants or contractors of

                             Exhibit 2.1--page 12
auxilium have executed proprietary information and confidentiality agreements substantially in auxilium's standard forms, as attached to Section 2.10(c) of the auxilium Disclosure Schedule.

          (d) The computer software programs and applications owned, licensed, used or sold by auxilium (i) have been designed to ensure year 2000 compatibility, which shall include without limitation date data century recognition, and calculations that accommodate same century and multi-century formulas and date values; (ii) operate or will operate in accordance with their specifications prior to, during and after the calendar year 2000; and (iii) shall not end abnormally or provide invalid or incorrect results as a result of date data, specifically including date data that represents or references different centuries or more than one century.

     2.11 COMPLIANCE; PERMITS; RESTRICTIONS.

          (a) auxilium is not in conflict with, or in default or violation of,
(i) any law, rule, regulation, order, judgment or decree applicable to auxilium or by which any of its properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which auxilium is a party or by which auxilium or any of its properties is bound or affected, except for any conflicts, defaults or violations that, individually or in the aggregate, would not have an auxilium Material Adverse Effect.

          (b) auxilium holds all consents, permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of auxilium (collectively, the "auxilium
                                                                 --------
Permits").  auxilium is in compliance with the terms of auxilium Permits, except
-------
where the failure to so comply, individually or in the aggregate, would not have an auxilium Material Adverse Effect.

     2.12 LITIGATION. There is no action, suit or proceeding of any nature pending or, to auxilium's knowledge, threatened against auxilium or any of its properties, officers or directors, in their respective capacities as such (i) involving auxilium Intellectual Property or in which injunctive or other equitable relief or damages in excess of $50,000 are or are reasonably likely to be sought against auxilium or that could otherwise result in an auxilium Material Adverse Effect or (ii) that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. To auxilium's knowledge, there is no investigation pending or threatened against auxilium its properties or any of its officers or directors by or before any Governmental Entity that would have an auxilium Material Adverse Effect. The auxilium Disclosure Schedule sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. To the knowledge of auxilium, no Governmental Entity has at any time challenged or questioned in writing the legal right of auxilium to manufacture, offer or sell any of its products in the present manner or style thereof.

     2.13 BROKERS' AND FINDERS' FEES. auxilium has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                             Exhibit 2.1--page 13

     2.14 EMPLOYEE BENEFITS.

          (a) Section 2.14(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained or contributed to by auxilium, or any ERISA Affiliate (as defined below). For purposes of this Agreement, "Employee Benefit Plan" means (i) any "employee
                             ---------------------
pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) any "employee welfare
                                          -----
benefit plan" (as defined in Section 3(1) of ERISA), and (iii) any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement or post-termination compensation, in each case relating to any current or former director, employee or consultant of auxilium. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a
                                 ---------------
member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes auxilium. Complete and accurate copies of all Employee Benefit Plans that have been reduced to writing have been provided to PTC, and auxilium has made available to PTC written summaries of any such plans that have not been reduced to writing. All Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

          (b) Section 2.14(b) of the Disclosure Schedule lists each Employee Benefit Plan pursuant to which any amount may become payable (whether currently or in the future), any of the benefits of which will be increased, or the vesting of the benefits under which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     2.15 EMPLOYMENT MATTERS.

          (a) Compliance.  auxilium (i) is in compliance in all material
              ----------
respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

          (b) Labor.  No work stoppage or labor strike against auxilium is
              -----
pending or, to the knowledge of auxilium, threatened. Except as set forth in the auxilium Disclosure Schedule, auxilium is not involved in or, to the knowledge of auxilium, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any

                             Exhibit 2.1--page 14

Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, that, if adversely determined, would, individually or in the aggregate, have an auxilium Material Adverse Effect. auxilium has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act that would, individually or in the aggregate, directly or indirectly have an auxilium Material Adverse Effect. auxilium is not presently, nor has it been in the past, a party to, or bound by, (i) any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by auxilium or (ii) any statutory works council or other agreement, statute, rule or regulation that mandates employee approval, participation, consultation or consent with regard to the transactions contemplated hereby.

          (c) Employees.  To auxilium's knowledge, no employee of auxilium (i)
              ---------
is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by auxilium because of the nature of the business conducted or presently proposed to be conducted by auxilium or to the use of trade secrets or proprietary information of others or (ii) has given notice to auxilium, nor is auxilium otherwise aware, that any such employee intends to terminate his or her employment with auxilium.

     2.16 ENVIRONMENTAL MATTERS. auxilium has complied in all material respects with all applicable laws and regulations relating to the environment or occupational health and safety. There is no pending or, to the knowledge of auxilium, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any such law. There have been no releases by auxilium, or to auxilium's knowledge, by others, of any chemicals, pollutants, contaminants, or hazardous substances into the environment at any parcel of real property or any facility formerly or currently owned, leased, operated or controlled by auxilium.

     2.17 AGREEMENTS, CONTRACTS AND COMMITMENTS.

          (a) Certain Material Contracts.  auxilium is not a party to or bound
              --------------------------
by:

               (i) any agreement, contract or commitment containing any covenant limiting the freedom of auxilium to engage in any line of business or compete with any person;

               (ii) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $50,000 and not cancelable without penalty;

               (iii) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise (other than auxilium's wholly owned subsidiaries);

               (iv) any mortgages, indentures, loans or credit agreements, security agreements relating to a material amount of assets or other agreements or instruments relating to the borrowing of money or extension of credit; or

                             Exhibit 2.1--page 15

               (v) any other agreement, contract or commitment (excluding real and personal property leases) which requires annual payments by auxilium under any such agreement, contract or commitment of $50,000 or more in the aggregate and is not cancelable without penalty within thirty (30) days.

          (b) No Breaches.  Neither auxilium nor, to auxilium's knowledge, any
              -----------
other party has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any agreement, contract or commitment to which auxilium is a party or by which it is bound in such a manner as would permit any other party to cancel or terminate any such agreement, contract or commitment or to seek damages, which in either case would have an auxilium Material Adverse Effect.

          (c) Customers.  Section 2.17(c)(i) of the auxilium Disclosure Schedule
              ---------
sets forth the 15 customers who accounted for the largest sales of products and/or services of auxilium for each of the years 1997 and 1998 and for the two months ended February 28, 1999 (the "Customers"). auxilium's relationships with the Customers are good commercial working relationships. No Customer has canceled or otherwise terminated its relationship with auxilium, or has during 1998 or the 1999 year to date returned any of the products of auxilium.
auxilium does not know of any plan or intention of any Customer, and has not received any written threat or notice from any Customer, to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or to return any of the products of auxilium. auxilium also makes the representation set forth in Section 2.17(c)(ii) of the auxilium Disclosure Schedule.

     2.18 DISCLOSURE. The representations and warranties of auxilium contained in this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading. There is no fact known to auxilium that has not been disclosed to PTC in this Agreement and the schedules thereto that is reasonably likely to have an auxilium Material Adverse Effect.

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     Each Stockholder represents and warrants to PTC and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure schedule supplied by the Stockholders to PTC (the "Stockholders Disclosure Schedule"),
                                          --------------------------------
the section references of which correspond to the sections and subsections of this Agreement to which they relate, as follows:

     3.1 TITLE TO SHARES. Such Stockholder is the true and lawful owner of, and has good title to, the shares of auxilium Stock set forth opposite his or its name on Schedule 1, free and clear of any Liens. There are no shareholder
            ----------
agreements, voting trusts, proxies or other agreements or understandings with respect to the outstanding shares of auxilium Stock to which such Stockholder is a party.

     3.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Such Stockholder has full legal right and power and all authority to enter into, execute and deliver this Agreement, the

                             Exhibit 2.1--page 16

Registration Agreement and, if such Stockholder is a party thereto, the Stock Restriction Agreement and to perform in full his or its respective obligations hereunder and thereunder. This Agreement, the Registration Agreement and, if such Stockholder is party thereto, the Stock Restriction Agreement has been duly executed and delivered and is the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     3.3 NO BREACH. The execution and delivery by such Stockholder of this Agreement, the Registration Agreement and, if such Stockholder is a party thereto, the Stock Restriction Agreement, does not, and the performance of this Agreement, the Registration Agreement and, if such Stockholder is a party thereto, the Stock Restriction Agreement, will not result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, any instrument, contract or other agreement to which such Stockholder is a party or to which such Stockholder or his or its shares of auxilium Stock may be bound or subject, or conflict with or violate any statute, law, ordinance or regulation of any jurisdiction or any order, judgment, injunction, award or decree or other requirement of any court, arbitrator or governmental or regulatory body binding upon such Stockholder or such Stockholder's shares of auxilium Stock.

     3.4 BROKERAGE. There are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with such Stockholder or any action taken by such Stockholder, the liability for which is or will be borne by auxilium or PTC.

     3.5 INVESTMENT REPRESENTATIONS. The Stockholder has such knowledge and experience in financial and business matters that he or it is capable of evaluating the merits and risks of an investment in shares of the PTC Common Stock. The Stockholder is acquiring the Merger Shares for the Stockholder's own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing the Shares. The Stockholder acknowledges that the Merger Shares are restricted securities that are unregistered; that the Stockholder must hold the Shares indefinitely unless they are subsequently registered under the Securities Act of 1933, as amended (the "Securities Act") or an exemption from such registration
                       --------------
is available; and that the Registration Agreement constitutes the only obligation of PTC to register the Merger Shares.

     3.6 RESTRICTIONS ON TRANSFER. The Stockholder will not sell, transfer, distribute or otherwise dispose of the Merger Shares except (i) pursuant to an effective registration statement under the Securities Act as then in effect covering the Merger Shares and proposed distribution or (ii) upon first furnishing to PTC an opinion of counsel satisfactory to it stating that the proposed disposition is not in violation of the registration requirements of the Securities Act and such undertakings and agreements with PTC by the proposed transferee as PTC may reasonably require to ensure compliance with the Securities Act. The Stockholder acknowledges that each certificate representing the Merger Shares will bear a legend substantially in the following form:


                             Exhibit 2.1--page 17

     The shares represented by this certificate have not been registered under the Securities Act of 1933 and may not be transferred or otherwise disposed of unless and until (i) the shares are registered under such Act or (ii) an opinion of counsel satisfactory to the Issuer to the effect that registration under such Act is not required, and such undertakings as the Issuer may reasonably require to ensure compliance with such Act, are furnished

     3.7  INVESTIGATION.   Each Stockholder has been furnished with, and has had
an opportunity to read, this Agreement and all materials relating to the business, finances, operations, and prospects of PTC that have been reasonably requested by it, including but not limited to the reports filed by PTC with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Each Stockholder understands that the Merger Shares are being or will be issued for exchange for auxilium Stock without any particular offering or disclosure document, but acknowledges that the Stockholder has been given ample opportunity to ask questions and request information of and receive answers from PTC officials concerning the business, finances and operations of PTC.

                                  ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PTC AND MERGER SUB

     PTC and Merger Sub represent and warrant to auxilium, subject to the exceptions specifically disclosed in the disclosure schedule, if any, supplied by PTC to auxilium (the "PTC Disclosure Schedule"), the section references of
                         -----------------------
which correspond to the sections and subsections of this Agreement to which they relate, or (other than with respect to Sections 4.1, 4.2, 4.3 and 4.7) to the extent disclosed in PTC's SEC Reports (as defined below), as follows:


     4.1 ORGANIZATION OF PTC. PTC, Merger Sub and each of the significant Subsidiaries of PTC is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite corporate or similar power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation or other legal entity in each jurisdiction in which the failure to be so qualified would have a PTC Material Adverse Effect (as defined below). The term "PTC Material Adverse Effect"
                                              ---------------------------
means, for purposes of this Agreement, any change, event or effect that is, or that would reasonably be expected to be, materially adverse to the business, assets (including intangible assets), financial condition, results of operations or prospects of PTC and its Subsidiaries taken as a whole; provided, however, that neither (i) an adverse change in or effect on the market price of PTC Common Stock nor (ii) a failure of quarterly results of operations to meet generally analysts' expectations as reflected in the First Call consensus estimate shall be deemed to constitute a "PTC Material Adverse Effect".

     4.2 PTC CAPITAL STRUCTURE. The authorized capital stock of PTC consists of 350,000,000 shares of Common Stock, par value $.01 per share, of which there were 267,378,693 shares issued and outstanding as of January 2, 1999, and 5,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares are issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value

                             Exhibit 2.1--page 18

$.01 per share, all of which, as of the date hereof, are issued and outstanding and are held by PTC. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights created by statute, the Articles of Organization or Bylaws of PTC or any agreement or document to which PTC is a party or by which it is bound.

     4.3  AUTHORITY.

          (a) Each of PTC and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, in the case of PTC, the Registration Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and, in the case of PTC, the Registration Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of PTC and Merger Sub. This Agreement and, in the case of PTC, the Registration Agreement, has been duly executed and delivered by each of PTC and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and the Registration Agreement by the other parties thereto, this Agreement and, in the case of PTC, the Registration Agreement, constitutes the valid and binding obligations of each of PTC and Merger Sub, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. The execution and delivery of this Agreement and, in the case of PTC, the Registration Agreement, by each of PTC and Merger Sub do not, and the performance of this Agreement and, in the case of PTC, the Registration Agreement, by each of PTC and Merger Sub will not, (i) conflict with or violate the Articles of Organization or Bylaws of PTC or Certificate of Incorporation or Bylaws of Merger Sub, (ii) subject to compliance with the requirements set forth in Section 4.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to PTC or any of its Subsidiaries or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair PTC's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of PTC or any of its Subsidiaries (including Merger Sub) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which PTC or any of its Subsidiaries is a party or by which PTC or any of its Subsidiaries or its or any of their respective properties are bound or affected, except, with respect to clauses
(ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not, individually or in the aggregate, have a PTC Material Adverse Effect. The PTC Disclosure Schedule lists all material consents, waivers and approvals under any of PTC's or any of its Subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, all of which have been obtained except for those the absence of which, individually or in the aggregate, would not have a PTC Material Adverse Effect.

          (b) Each consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity required by or with respect to PTC or Merger Sub in connection with the execution and delivery of this Agreement or the Registration

                             Exhibit 2.1--page 19

Agreement or the consummation of the transactions contemplated hereby or thereby has been obtained, except for (i) the filing of the Merger Articles with the Secretaries of State of Minnesota and Delaware, (ii) the notification to the Nasdaq Stock Market of the listing of the PTC Common Stock issuable pursuant to
Section 1.6, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (iv) such other consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not, individually or in the aggregate, have a PTC Material Adverse Effect or a material adverse effect on the ability of PTC or Merger Sub to consummate the Merger.

     4.4  SEC FILINGS; PTC FINANCIAL STATEMENTS.

          (a) PTC has filed all forms, reports and documents required to be filed with the SEC since October 1, 1998 (the "PTC SEC Reports"), and has made
                                               ---------------
available to auxilium and the Stockholders such forms, reports and documents in the form filed with the Securities and Exchange Commission ("SEC"). As of their
                                                             ---
respective dates, the PTC SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such PTC SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of PTC's Subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the PTC SEC Reports (the "PTC
                                                                        ---
Financials") (x) complied as to form in all material respects with the published
----------
rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented, in all material respects, the consolidated financial position of PTC and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of PTC contained in PTC SEC Reports as of January 2, 1999 is hereinafter referred to as the "PTC Balance Sheet." Except as disclosed in the PTC
                    -----------------
Financials or obligations under this Agreement, neither PTC nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP that are, individually or in the aggregate, material to the business, results of operations or financial condition of PTC and its subsidiaries taken as a whole, except liabilities (i) provided for in the PTC Balance Sheet, (ii) incurred since the date of the PTC Balance Sheet in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated hereby.

                             Exhibit 2.1--page 20

     4.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 2, 1999 to the date of this Agreement, except as disclosed in PTC's Form 10-Q for the quarter ended January 2, 1999, there has not occurred any PTC Material Adverse Effect, nor (i) any amendment to PTC's Articles of Organization or Bylaws, (ii) any material change in accounting methods or practices by PTC, (iii) any material revaluation by PTC or any of its Subsidiaries of any of its assets, or (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the PTC Common Stock, or direct or indirect redemption, purchase or other acquisition by PTC of any of its capital stock (other than pursuant to PTC's previously announced stock repurchase program or in connection with the exercises of stock options).

     4.6 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which PTC or any of its Subsidiaries has received any notice of assertion nor, to PTC's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against PTC or any of its Subsidiaries that would have a PTC Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     4.7 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 LEGAL REQUIREMENTS. PTC will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of PTC Common Stock pursuant hereto.

     5.2  AUXILIUM STOCK OPTIONS AND WARRANTS.

          (a) At the Effective Time, each outstanding option to purchase shares of auxilium Common Stock (each an "auxilium Stock Option") under the auxilium
                                   ---------------------
Stock Plan, whether or not exercisable, and each outstanding warrant to purchase shares of auxilium Common Stock (each "auxilium Warrant"), whether or not
                                       ----------------
exercisable, will be assumed by PTC, respectively, as provided in this Section
5.2. Each auxilium Stock Option and auxilium Warrant so assumed by PTC under this Agreement will continue to have, and be subject to, the same terms and conditions, including vesting schedule, set forth in the auxilium Stock Plan or auxilium Stock Option and such auxilium Warrant, as the case may be, immediately before the Effective Time, except that (i) each auxilium Stock Option and auxilium Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of PTC Common Stock equal to the product of the number of shares of auxilium Common Stock that were issuable upon exercise of such auxilium Stock Option immediately before the Effective Time multiplied by 1.1618, rounded down to the nearest whole number of shares of PTC Common Stock, and (ii) the per share exercise or conversion price for the shares of PTC Common Stock issuable upon exercise of such assumed auxilium Stock Option or auxilium

                             Exhibit 2.1--page 21

Warrant will be equal to the quotient determined by dividing the exercise price per share of auxilium Common Stock at which such auxilium Stock Option or auxilium Warrant was exercisable immediately before the Effective Time by 1.1618, rounded up to the nearest whole cent. After the Effective Time, PTC will issue to each holder of an outstanding auxilium Stock Option or auxilium Warrant a notice describing the foregoing assumption of such auxilium Stock Option or auxilium Warrant by PTC.

          (b) It is the intention of the parties that auxilium Stock Options assumed by PTC qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent auxilium Stock Options qualified as incentive stock options immediately prior to the Effective Time; and that notwithstanding anything contained in Section 1.6(c) or Section 5.2(a) hereof, or any other provision of this Agreement, the exercise price, the number of shares purchasable and the terms and conditions applicable to any auxilium Stock Options shall be determined so as to comply with Sections 422 and 424 of the Code and the regulations promulgated thereunder.

          (c) PTC will reserve sufficient shares of PTC Common Stock for issuance under Section 1.6(c) and Section 5.2(a) hereof.

     5.3 AUXILIUM EMPLOYEE PLANS. From and after the Effective Time, and subject to applicable law, PTC shall either continue auxilium's welfare benefit plans as in effect at the Effective Time or provide to employees who were employees of auxilium at the Effective Time welfare benefits provided to similarly situated employees of PTC. From and after the Effective Time, employees who were employees of auxilium at the Effective Time shall, to the extent permitted by the terms of the plan and applicable law, receive credit for service with auxilium (or other service credited under auxilium's plans) for purposes of eligibility, vesting and benefit levels (other than benefit accruals under any defined benefit pension plan) under the PTC welfare benefit and 401(k) Plans, and all preexisting conditions to which any such employees are subject shall be waived, and credit toward deductibles shall be carried over, under PTC's welfare benefit plans to the extent permitted under the applicable plans. Nothing in this Agreement shall be interpreted as preventing PTC from amending, modifying or terminating any auxilium or PTC Employee Plan in accordance with its terms. Notwithstanding the foregoing, to the extent legally permissible, PTC shall not be required to provide benefits or increased benefits to any employee who does not enter into a Proprietary Information, Invention and Non-Competition Agreement with PTC or the Surviving Corporation in the form attached hereto as Exhibit F-2.
          -----------

     5.4 PTC FORM S-8. To the extent necessary to avoid issuance of "restricted securities," PTC agrees to file a registration statement on Form S-8 for the shares of PTC Common Stock issuable with respect to the assumed auxilium Stock Options and, to the extent eligible, auxilium Warrants as promptly as practical after the Closing Date and shall keep such registration statement effective for so long as any such Options or Warrants remain outstanding.

     5.5 NMS LISTING. PTC shall use its best efforts to cause the Merger Shares to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance.

                             Exhibit 2.1--page 22

     5.6 REGISTRATION RIGHTS. PTC shall, pursuant to the terms of the Registration Rights Agreement in the form attached hereto as Exhibit C (the
                                                             ---------
"Registration Agreement"), register for resale all Merger Shares held by those
 ----------------------
Stockholders who execute the Registration Agreement.

     5.7 FEES AND EXPENSES. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby by PTC shall be paid by PTC and all fees and expenses so incurred by auxilium up to a maximum of $100,000 (or such higher amount as PTC may approve) shall be paid by auxilium, with any fees and expenses in excess of such amount to be paid or reimbursed by the Stockholders.

                                  ARTICLE VI

                       ADDITIONAL DELIVERIES AT CLOSING

     6.1 ADDITIONAL DELIVERIES BY PTC AND MERGER SUB. At the Closing, PTC and Merger Sub shall deliver to auxilium:

          (a) Representations and Warranties. A certificate to the effect that
              ------------------------------
the representations and warranties of PTC and Merger Sub contained in this Agreement are true and correct as of the Closing Date and signed on behalf of PTC by the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of PTC.

          (b) Legal Opinion. A legal opinion from Palmer & Dodge LLP, counsel to
              -------------
PTC, in form reasonably satisfactory to Leonard, Street and Deinard, counsel to auxilium, as to the matters set forth in Exhibit D hereto.
                                         ---------

     6.2 ADDITIONAL DELIVERIES BY AUXILIUM. At the Closing, auxilium shall deliver to PTC and Merger Sub:

          (a) Representations and Warranties. A certificate to the effect that
              ------------------------------
the representations and warranties of auxilium contained in this Agreement are true and correct as of the Closing date and signed on behalf of auxilium by the Chief Executive Officer of auxilium.

          (b) Legal Opinion.  A legal opinion from Leonard, Street and Deinard,
              -------------
counsel to auxilium, in form reasonably satisfactory to Palmer & Dodge LLP, counsel to PTC, as to the matters set forth in Exhibit E hereto.
                                               ---------

          (c) Non-Competition Agreements.  A Proprietary Information, Invention
              --------------------------
and Non-Competition Agreement with PTC or Merger Sub in the form attached hereto as Exhibit F-1, executed by each of Michael R. Viola and Robert Williams, and a
   -----------
Proprietary Information, Invention and Non-Competition Agreement with PTC or Merger Sub in the form attached hereto as Exhibit F-2, executed by such other
                                          -----------
employees of auxilium immediately before the Closing as PTC may identify.

     6.3 STOCK RESTRICTION AGREEMENTS. At the Closing, PTC shall receive a Stock Restriction Agreement executed by each of Michael R. Viola and Robert Williams.

                             Exhibit 2.1--page 23

                                  ARTICLE VII

                                INDEMNIFICATION

     7.1 SURVIVAL. Notwithstanding any right of any party to fully investigate the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of each other party in this Agreement or in any certificate, financial statement or other document delivered by any party pursuant hereto. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder, subject to the limitations set forth in Section 7.4. No person shall have a right to recovery against any party (or any officer, director, employee or agent of a party) other than through the exercise of the indemnification rights set forth in Section 7.2, which shall constitute the sole and exclusive remedy after the Closing Date for any breach by a party of any representation, warranty or covenant contained herein or in any certificate or other instrument delivered pursuant hereto, other than a fraudulent or intentional breach.

     7.2 OBLIGATION OF THE STOCKHOLDERS TO INDEMNIFY. After the Effective Time, (a) the Stockholders, shall, to the extent of their interest in the cash deposited into escrow pursuant to Section 1.9 (the "Escrow Account") and held
                                                    --------------
pursuant to the Escrow Agreement, jointly and severally, indemnify and hold harmless PTC and the Surviving Corporation (and their respective directors, officers, employees, agents, affiliates and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses, including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys' fees, whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing pursuant to this Article VII ("Losses") based upon, arising out of
                                             ------
or otherwise in respect of any breach of any representation, warranty or covenant of auxilium or any of the Stockholders contained herein or in any certificate delivered pursuant hereto, (b) in addition, each Stockholder individually shall indemnify and hold harmless PTC and the Surviving Corporation (and their respective directors, officers, employees, agents, affiliates and assigns) from and against any Losses based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty or covenant of such Stockholder contained in Article III hereof, without regard to the Escrow Account limitation provided in clause (a), and (c) each Stockholder ("indemnitor") hereby agrees to indemnify each other Stockholder (each, an "indemnitee") from and against all liability, including without limitation amounts payable from the Escrow Account, imposed on each indemnitee under clause
(a) of this Section 7.2 as a result of any breach of a representation, warranty or covenant of the indemnitor herein. The provisions of clause (c) shall not affect the rights of PTC hereunder or under the Escrow Agreement.

     7.3 OBLIGATION OF PTC TO INDEMNIFY. After the Effective Time, PTC agrees to indemnify and hold harmless the holders of the auxilium Stock outstanding immediately prior to the Effective Time (and their respective directors, officers, employees, agents, affiliates and assigns) from and against any Losses based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty or covenant of PTC contained herein or in any certificate delivered pursuant hereto.

                              Exhibit 2.1--page 24

     7.4 LIMITATIONS ON INDEMNIFICATION. Notwithstanding the foregoing, the right to indemnification under this Article IX shall be subject to the following terms:

          (a) Except with respect to claims previously made but not then resolved, no indemnification shall be payable pursuant to Section 7.2 or Section
7.3 after the 180/th/ day following the Effective Time except that indemnification pursuant to clause (b) of Section 7.2 shall be payable until the expiration of the applicable statute of limitations (as applicable, the "Expiration Date").
 ---------------

          (b) No indemnification shall be payable by a party pursuant to Section
7.2 or 7.3 until the total of all Losses with respect to matters covered by the respective section exceeds $84,000, whereupon indemnification will be payable for the entire amount of such Losses.

          (c) Except with respect to claims under clause (b) of Section 7.2, as to which indemnification also may be obtained from the applicable Stockholder, all indemnification claims under Section 7.2 shall be satisfied only from the Escrow Account and no person shall have any right to recovery from any person who was a holder of auxilium Stock immediately before the Effective Time.

          (d) The limitations of Sections 7.4(a), (b) and (c) shall not apply in the case of a fraudulent or intentional misrepresentation or breach by any party, but no person shall be liable for any such misrepresentation or breach by any other person (except to the extent of his or its share of the Escrow Account held pursuant to the Escrow Agreement).

          (e) In determining the amount of any indemnity, there shall be taken into account any tax benefit, insurance proceeds or other similar recovery or offset realized, directly or indirectly, by the party to be indemnified.

     7.5 NOTICE AND DEFENSE OF CLAIMS. Promptly after receipt of notice of any claim, liability or expense for which a party seeks indemnification hereunder, such party shall give written notice thereof to the indemnifying party (which, in the case of claims under clause (a) of Section 7.2, shall be the Stockholder Representative (as defined in the Escrow Agreement)), but such notification shall not be a condition to indemnification hereunder except to the extent of actual prejudice to the indemnifying party. The notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within 30 days after receiving such notice the indemnifying party gives written notice to the indemnified party stating that it intends to defend against such claim, liability or expense at its own cost and expense, then defense of such matter, including selection of counsel (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld), shall be by the indemnifying party and the indemnified party shall make no payment on such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense. The indemnifying party shall not settle or compromise any such claim or liability without the prior approval of the indemnified party, which shall not be unreasonably withheld. Notwithstanding the foregoing, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the

                             Exhibit 2.1--page 25
indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of such claim, liability or expense with counsel selected by the indemnified party, and shall have the right to compromise or settle the same exercising reasonable business judgment. The indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

     7.6 SUBMISSION TO JURISDICTION. Each party hereby (a) submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts or the State of Minnesota in any action or proceeding arising out of or relating to this Agreement, and (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court. Each party hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other party with respect thereto. Each party hereto shall accept service made on him or it by sending or delivering a copy of the process to such party at the address and in the manner provided for the giving of notices in this Agreement. Nothing in this Section 7.6 however, shall affect the right of either party to serve legal process in any other manner permitted by law.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

     8.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

          (a)  if to PTC or Merger Sub, to:

          Parametric Technology Corporation
          128 Technology Drive
          Waltham, MA  02453
          Attention:  Chairman and Chief Executive Officer
          Telephone:  (781) 398-5000
          Facsimile:  (781) 398-5662

                             Exhibit 2.1--page 26
          with a copy at the same address to the attention of the General Counsel, and with a copy to:

          Palmer & Dodge LLP
          One Beacon Street
          Boston, MA  02108
          Attention:  Stanley Keller, Esquire
          Telephone:  (617) 573-0100
          Facsimile:  (617) 227-4420

          (b)  if to auxilium, to:

          auxilium inc.
          2060 Centre Pointe Blvd.
          Mendota Heights, MN 55120
          Attention:  President
          Telephone:  (651) 405-8200
          Facsimile:  (651) 452-0524

          with a copy to:

          Leonard, Street and Deinard Professional Association
          150 South Fifth Street, Suite 2300
          Minneapolis, MN 55402
          Attn: Morris Sherman, Esquire
          Telephone: 612-335-1500
          Facsimile: 612-335-1657

          if to the Stockholders, to the addresses provided on Schedule 2
                                                               ----------
hereto.


     8.2 INTERPRETATION. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

     8.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.4 ENTIRE AGREEMENT. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the

                             Exhibit 2.1--page 27
auxilium Disclosure Schedule, the Stockholders Disclosure Schedule and the PTC Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality and Evaluation Agreement, dated February 16, 1999, by and between PTC and auxilium (the "Confidentiality Agreement") shall continue in full force and effect until
      -------------------------
the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth herein.

     8.5 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.6 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, except that the procedures to be taken hereunder to effect the Merger shall also be governed, to the extent applicable, by the Minnesota Business Corporation Act and the Delaware General Corporation Law.

     8.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.9 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.


                             Exhibit 2.1--page 28

                 [Remainder of Page Intentionally Left Blank]

                             Exhibit 2.1--page 29

      IN WITNESS WHEREOF, PTC, Merger Sub, auxilium and each of the Stockholders have caused this Agreement to be signed as an instrument under seal by themselves or their duly authorized respective officers, all as of the date first written above.

                         PARAMETRIC TECHNOLOGY CORPORATION

                         By  /s/   Edwin J. Gillis
                            -----------------------------------
                            Name:  Edwin J. Gillis
                            Title: Executive Vice President, Chief Financial
                                   Officer and Treasurer


                         AUXILIUM INC.

                         By  /s/   Michael R. Viola
                            ----------------------------------------
                            Name:  Michael R. Viola
                            Title: President


                         By  /s/   Richard J. Keller
                            ----------------------------------------
                            Name:  Richard J. Keller
                            Title: Treasurer


                         NORTHSTAR ACQUISITION CORPORATION

                         By  /s/   Edwin J. Gillis
                            ----------------------------------------
                            Edwin J. Gillis, President


                         By  /s/   James F. Kelliher
                            ----------------------------------------
                            James F. Kelliher, Treasurer

                             Exhibit 2.1--page 30

                         THE STOCKHOLDERS

                         ST. PAUL VENTURE CAPITAL IV, LLC


                         By  /s/    Michael Gorman
                            ---------------------------------------
                            Name:   Michael Gorman
                            Title:  General Partner


                         CONTROL DATA SYSTEMS, INC.


                         By  /s/   John A. Belland
                            ----------------------------------------
                            Name:  John A. Belland
                            Title: Secretary


                         /s/  Michael Viola
                         -------------------------------------------
                              Michael Viola



                         ERWIN A. KELEN FAMILY LIMITED PARTNERSHIP


                         By  /s/   Erwin A. Kelen
                            ----------------------------------------
                            Name:  Erwin A. Kelen
                            Title: General Partner



                         /s/  Erwin A. Kelen
                         -------------------------------------------
                              Erwin A. Kelen

                             Exhibit 2.1--page 31

                         /s/  Bruce E. Hendry
                         -------------------------------------------
                              Bruce E. Hendry


                         /s/  John A. Rollwagen
                         -------------------------------------------
                              John A. Rollwagen


                         SMABY GROUP INC.


                         By  /s/   Gary Smaby
                            ----------------------------------------
                            Name:  Gary Smaby
                            Title: President


                         Richard L. Crandall Trust U/A/D 6/13/86


                         By  /s/   Richard L. Crandall
                            ----------------------------------------
                            Trustee


                         /s/  Richard Keller
                         -------------------------------------------
                         Richard Keller

                         /s/  Robert J. Williams
                         -------------------------------------------
                         Robert J. Williams

                             Exhibit 2.1--page 32

                                  SCHEDULE 1

                               Stockholders and
                      Allocation of Merger Consideration
                      ----------------------------------

                                   AUXILIUM STOCK                      MERGER CONSIDERATION
                                -------------------    ----------------------------------------------------
       SECURITY HOLDER          PREFERRED    COMMON    PTC COMMON    FRACTIONAL    NON-ESCROWED    ESCROWED
                                  STOCK       STOCK       STOCK        SHARES          CASH          CASH
------------------------------  ---------    ------    ----------    ----------    ------------    --------
St. Paul Venture Capital IV,
 LLC                            1,600,000                929,460       $ 9.37     $12,506,666.67  $1,493,333.33
Michael R. Viola                              900,000    522,821(1)      9.04       7,035,000.00     840,000.00
Erwin A. Kelen Family
 Limited Partnership                          375,000          0         0.00       5,862,500.00     700,000.00
Erwin A. Kelen                    100,000     375,000    493,775        14.39         781,666.67      93,333.33
Bruce E. Hendry                   500,000                290,456         6.69       3,908,333.33     466,666.67
John A. Rollwagen                 100,000     100,000    116,182         8.70       1,563,333.33     186,666.67
Smaby Group Inc.                              150,000     87,136        14.06       1,172,500.00     140,000.00
Richard L. Crandall Trust         100,000                 58,091         4.35         781,666.67      93,333.33
Control Data Systems, Inc.                    100,000     58,091         4.35         781,667.67      93,333.33
Richard J. Keller                              50,000     29,045         9.71         390,833.33      46,666.67
Robert J. Williams                             50,000     29,045(2)      9.71         390,833.33      46,666.67
                                ---------   ---------  ---------       ------     --------------  -------------

TOTAL                           2,400,000   2,100,000  2,614,102       $90.37     $35,175,000.00  $4,200,000.00

(1)  139,070 of these shares are Restricted Shares.
(2)  7,726 of these shares are Restricted Shares.